Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2015 Results

Rolling Meadows, Ill., March 3, 2016 – MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its fourth-quarter and full-year 2015 financial results.

Highlights

•	Full-year 2015 revenues of $1.062 billion, representing an all-time high, compared to $944.0 million for the full-year 2014, an increase of 12.5 percent.
•	Q4 2015 revenues of $271.2 million compared to $251.0 million in Q4 2014, an increase of 8.1 percent.
•	Diluted earnings per share of $1.30 for full-year 2015 and $0.29 for Q4 2015.
•	Backlog of $450.9 million at December 31, 2015 compared to $425.1 million at September 30, 2015.
•	MYR purchased 856,630 shares of its common stock for $18.3 million in Q4 2015 under its share repurchase program.
•	MYR increased its share repurchase program by $25.0 million on December 10, 2015 and further increased it by $75.0 million to $142.5 million on February 10, 2016. The program was also extended through April 30, 2017.

Management Comments

Bill Koertner, MYR's President and CEO said, “In 2015, our revenues grew to $1.062 billion - a record for our company. We also continued to execute on our three pronged strategy of organic growth, strategic acquisitions and prudent capital returns. We established eight new offices in key growth markets across the U.S. and Canada that allow us to expand our geographic reach. We also completed two strategic acquisitions that further expand our capabilities and reach with new and existing customers. Additionally, we returned $27 million of capital to shareholders through our share repurchase program during the year. In addition to these repurchases, we also recently expanded our buyback program and began implementing new financing approaches for equipment and other assets to further capitalize on our financial strength. MYR’s results and progress reflect our commitment to shareholder value creation and to directing capital to areas that generate the greatest returns.”

Fourth-Quarter Results

MYR reported fourth-quarter 2015 revenues of $271.2 million, an increase of $20.2 million, or 8.1 percent, compared to the fourth quarter of 2014. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $201.2 million, an increase of $10.0 million, or 5.2 percent, from the fourth quarter of 2014, due to organic growth into new geographic markets and the acquisition of E.S. Boulos Company (“ESB”), partially offset by a decline in revenue from large, multi-year projects. The Commercial and Industrial (C&I) segment reported fourth-quarter 2015 revenues of $70.0 million, an increase of $10.2 million, or 17.0 percent, compared to fourth quarter of 2014, due primarily to the acquisition of ESB.

Consolidated gross profit decreased to $32.6 million for the fourth quarter of 2015, compared to $42.1 million for the fourth quarter of 2014. The decrease in gross profit was primarily due to lower gross margins partially offset by increased revenues. Gross margin decreased to 12.0 percent for the fourth quarter of 2015 from 16.8 percent for the fourth quarter of 2014. The margin for the fourth quarter of 2014 of 16.8 percent significantly benefited from the successful execution and closeout of several large, multi-year transmission projects that included resolution of significant change orders and claims. Additionally, some of our jobs underperformed in the fourth quarter of 2015 due to labor productivity (impacted primarily by weather and project constraints) below previous estimates, partially offset by favorable fleet utilization. Changes in estimates of gross profit in the fourth quarter of 2015 on certain projects resulted in a gross margin decrease of 0.9 percent. Changes in estimates of gross profit in the fourth quarter of 2014 on certain projects, including several large claims and change orders, resulted in a gross margin increase of 3.5 percent.

Selling, general and administrative expenses increased to $22.7 million for the fourth quarter of 2015 from $19.6 million for the fourth quarter of 2014. The year-over-year increase was primarily due to the reversal of a $2.3 million legal reserve in the fourth quarter of 2014, $1.4 million of cost associated with an executive transition and higher personnel and overhead costs to support our organic and acquisitive geographic market expansion, partially offset by lower bonus and profit sharing costs. As a percentage of revenues, selling, general and administrative expenses increased to 8.4 percent for the fourth quarter of 2015 from 7.8 percent for the fourth quarter of 2014.

For the fourth quarter of 2015, net income was $5.9 million, or $0.29 per diluted share, compared to $14.1 million, or $0.66 per diluted share, for the same period of 2014. Fourth-quarter 2015 EBITDA, a non-GAAP financial measure, was $20.1 million, or 7.4 percent of revenues, compared to $31.1 million, or 12.4 percent of revenues, for the fourth quarter of 2014.

Full-Year Results

MYR reported revenues of $1.062 billion for the full year of 2015, an all time high. This represents an increase of $117.7 million, or 12.5 percent, compared to the full year of 2014. The increase was primarily due to higher T&D revenues and the acquisition of ESB. We benefited from increased spending by our customers and organic growth from new geographic markets, however, our project mix of shorter-duration projects increased while the number of large, multi-year transmission projects declined. Specifically, the T&D segment reported revenues of $794.9 million, an increase of $95.3 million, or 13.6 percent, from the full year of 2014. While we benefited from increased spending by our customers, our project mix shifted away from large, multi-year transmission projects and included more shorter-duration projects. The C&I segment reported full-year 2015 revenues of $266.8 million, an increase of $22.4 million, or 9.2 percent, over the full year of 2014 due primarily to the acquisition of ESB.

Consolidated gross profit was $122.3 million in the full year of 2015, compared to $132.4 million for the full year of 2014, a decrease of $10.1 million or 7.6 percent. The decrease in gross profit was primarily due to lower gross margin partially offset by higher revenues. Gross margin decreased to 11.5 percent for the full year of 2015 from 14.0 percent for the full year of 2014. The year-over-year decline in gross margin was primarily due to favorable closeouts on several large, multi-year transmission projects in the full year of 2014. The remaining year-over-year decline in gross margin was primarily due to lower bid margins caused by increased competition in many of our markets and an increase in the number of shorter duration projects (which affects fleet utilization, labor productivity and mobilization and demobilization costs). Additionally, some of our jobs underperformed in the full year of 2015 due to labor productivity below previous estimates as a result of excessive labor turnover, rework on certain jobs and severe weather conditions in some of our markets. Changes in estimates of gross profit on certain projects resulted in gross margin increases of 0.5 percent for the full year of 2015. Changes in estimates of gross profit on certain projects, including several large claims or change orders, resulted in gross margin increases of 1.9 percent for the full year of 2014.

Selling, general and administrative expenses increased to $79.2 million for the full year of 2015 compared to $73.8 million for the full year of 2014. The year-over-year increase was primarily due to higher personnel and overhead costs to support our organic and acquisitive geographic market expansion, the impact of reversing a $2.3 million legal reserve in the fourth quarter in 2014, $1.4 million related to an executive transition and acquisition costs associated with the ESB and HCL acquisitions, partially offset by lower bonus and profit sharing costs. As a percentage of revenues, selling, general and administrative expenses decreased to 7.5 percent for the full year of 2015 from 7.8 percent for the full year of 2014.

For the full year of 2015, net income was $27.3 million, or $1.30 per diluted share, compared to $36.5 million, or $1.69 per diluted share, for the same period of 2014. Full-year 2015 EBITDA, a non-GAAP financial measure, was $83.0 million, or 7.8 percent of revenues, compared to $92.0 million, or 9.7 percent of revenues, for the full year of 2014.

Share Repurchase Program (“Repurchase Program”)

On December 10, 2015, the Company increased the Repurchase Program by $25.0 million to $67.5 million. On February 10, 2016, the Repurchase Program was further increased by $75.0 million to $142.5 million, and the Company revised provisions of the Repurchase Program to enable the Company to accelerate the pace of share repurchases and to extend the Repurchase Program to April 30, 2017. The Company intends to fund the repurchase program from cash on hand and through borrowings under its credit facility.

In the twelve months ended December 31, 2015, the Company spent $27.0 million to purchase 1,183,862 shares of its common stock under the Repurchase Program, which represents 5.7 percent of shares outstanding as of December 31, 2014. During the period from January 1, 2016 through March 1, 2016, MYR purchased 582,174 shares for approximately $11.5 million, leaving $88.3 million of availability under the Repurchase Program as of March 1, 2016.

Backlog

As of December 31, 2015, our backlog was $450.9 million, consisting of $323.6 million in the T&D segment and $127.3 million in the C&I segment. Total backlog at December 31, 2015 was $25.8 million higher compared to the $425.1 million reported at September 30, 2015, resulting in quarter-over-quarter increases in 7 of the past 8 quarters. T&D backlog at December 31, 2015 increased $27.9 million, or 9.5 percent from September 30, 2015, while C&I backlog decreased $2.1 million, or 1.7 percent, over the same period. Total backlog at December 31, 2015 increased $17.3 million, or 4.0 percent, from the $433.6 million reported at December 31, 2014. The increase in the 2015 backlog was primarily due to acquisitions and organic expansion into new geographic markets, partially offset by declines in large, multi-year project activity.

Balance Sheet

As of December 31, 2015, MYR had cash and cash equivalents of $39.8 million, no funded debt and $155.7 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2015 results on Thursday, March 3, 2016, at 8:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 10, 2016, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 29114629. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 10, 2016.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in any risk factors or cautionary statements contained in MYR's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Tom Ball / John Ferguson
Morrow & Co., LLC, 203-658-9400

Media
Matt Sherman / Barrett Golden / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2015 and 2014

	December 31,
(in thousands, except share and per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$39,797	$77,636
Accounts receivable, net of allowances of $376 and $1,179, respectively	187,235	158,101
Costs and estimated earnings in excess of billings on uncompleted contracts	51,486	44,609
Deferred income tax assets	—	11,905
Receivable for insurance claims in excess of deductibles	11,290	12,311
Refundable income taxes	5,617	2,059
Other current assets	7,942	6,880
Total current assets	303,367	313,501
Property and equipment, net of accumulated depreciation of $181,575 and $147,956, respectively	160,678	148,654
Goodwill	47,124	46,599
Intangible assets, net of accumulated amortization of $3,798 and $3,227, respectively	11,362	9,865
Other assets	2,394	1,467
Total assets	$524,925	$520,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$73,300	$62,247
Billings in excess of costs and estimated earnings on uncompleted contracts	40,614	38,121
Accrued self insurance	36,967	39,480
Other current liabilities	28,856	31,740
Total current liabilities	179,737	171,588
Deferred income tax liabilities	14,382	24,729
Other liabilities	926	1,216
Total liabilities	195,045	197,533
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
19,969,347 and 20,791,623 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	198	206
Additional paid-in capital	161,342	151,111
Accumulated other comprehensive income	116	13
Retained earnings	168,224	171,223
Total stockholders’ equity	329,880	322,553
Total liabilities and stockholders’ equity	$524,925	$520,086

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2015 and 2014

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2015	2014	2015	2014
	(Unaudited)

Contract revenues	$271,184	$250,979	$1,061,681	$943,967
Contract costs	238,573	208,897	939,340	811,553
Gross profit	32,611	42,082	122,341	132,414
Selling, general and administrative expenses	22,673	19,551	79,186	73,818
Amortization of intangible assets	320	84	571	334
Gain on sale of property and equipment	(683)	(23)	(2,257)	(142)
Income from operations	10,301	22,470	44,841	58,404
Other income (expense):
Interest income	2	16	25	106
Interest expense	(195)	(188)	(741)	(722)
Other, net	(175)	(2)	174	162
Income before provision for income taxes	9,933	22,296	44,299	57,950
Income tax expense	4,052	8,169	16,997	21,406
Net income	$5,881	$14,127	$27,302	$36,544
Income per common share:
—Basic	$0.29	$0.68	$1.33	$1.73
—Diluted	$0.29	$0.66	$1.30	$1.69
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,203	20,571	20,577	20,922
—Diluted	20,583	21,153	21,038	21,466

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2015 and 2014

	For the year ended December 31,
(in thousands of dollars)	2015	2014

Cash flows from operating activities:
Net income	$27,302	$36,544
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	37,458	33,089
Amortization of intangible assets	571	334
Stock-based compensation expense	4,837	4,671
Deferred income taxes	1,558	3,655
Gain on sale of property and equipment	(2,257)	(142)
Other non-cash items	200	139
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(17,765)	15,706
Costs and estimated earnings in excess of billings on
uncompleted contracts	(4,597)	(4,090)
Receivable for insurance claims in excess of deductibles	1,021	(922)
Other assets	(5,634)	(1,255)
Accounts payable	6,742	(17,303)
Billings in excess of costs and estimated earnings on
uncompleted contracts	1,003	(14,831)
Accrued self insurance	(2,616)	369
Other liabilities	(4,823)	(988)
Net cash flows provided by operating activities	43,000	54,976
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,758	320
Cash paid for acquisitions, net of cash acquired	(13,087)	—
Purchases of property and equipment	(46,599)	(39,045)
Net cash flows used in investing activities	(56,928)	(38,725)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,923	725
Excess tax benefit from stock-based awards	1,720	615
Repurchase of common shares	(27,582)	(16,447)
Other financing activities	28	38
Net cash flows provided by (used in) financing activities	(23,911)	(15,069)
Net increase in cash and cash equivalents	(37,839)	1,182
Cash and cash equivalents:
Beginning of period	77,636	76,454
End of period	$39,797	$77,636

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share and

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2015 and 2014

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data and percentages)	2015	2014	2015	2014

Summary Statement of Operations Data:
Contract revenues	$271,184	$250,979	$1,061,681	$943,967
Gross profit	$32,611	$42,082	$122,341	$132,414
Income from operations	$10,301	$22,470	$44,841	$58,404
Income before provision for income taxes	$9,933	$22,296	$44,299	$57,950
Income Tax Expense	$4,052	$8,169	$16,997	$21,406
Net income	$5,881	$14,127	$27,302	$36,544
Effective Tax Rate	40.8%	36.6%	38.4%	36.9%

Per Share Data:
Income per common share (1):
- Basic	$0.29	$0.68	$1.33	$1.73
- Diluted	$0.29	$0.66	$1.30	$1.69
Weighted average number of common shares
and potential common shares outstanding:
- Basic	20,203	20,571	20,577	20,922
- Diluted	20,583	21,153	21,038	21,466

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2015	2014	2013	2012

Summary Balance Sheet Data:
Total assets	$524,925	$520,086	$525,422	$466,348
Total stockholders' equity (book value)	$329,880	$322,553	$296,091	$254,690
Goodwill and intangible assets	$58,486	$56,464	$56,798	$57,133
Total debt	$—	$—	$—	$—

Financial Performance Measures (2):			Last twelve months ended December 31,
Reconciliation of Non-GAAP measures:			2015	2014
Net income			$27,302	$36,544
Interest expense, net			$716	$616
Tax impact of interest			$(275)	$(228)
EBIT, net of taxes (3)			$27,743	$36,932

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.
(2)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2015 and 2014

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2015	2014	2015	2014

Financial Performance Measures (1):

EBITDA (2)	$20,137	$31,090	$83,044	$91,989
EBITDA per Diluted Share (3)	$0.98	$1.47	$3.95	$4.29
Free Cash Flow (4)	$28,501	$18,299	$(3,599)	$15,931
Book Value per Diluted Share (5)			$15.68	$15.03
Tangible Book Value (6)			$271,394	$266,089
Tangible Book Value per Diluted Share (7)			$12.90	$12.40
Debt to Equity Ratio (8)			0.0	0.0
Asset Turnover (9)			2.04	1.80
Return on Assets (10)			5.2%	7.0%
Return on Equity (11)			8.5%	12.3%
Return on Invested Capital (13)			11.3%	16.8%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$5,881	$14,127	$27,302	$36,544
Interest expense, net	$193	$172	$716	$616
Provision for income taxes	$4,052	$8,169	$16,997	$21,406
Depreciation and amortization	$10,011	$8,622	$38,029	$33,423
EBITDA (2)	$20,137	$31,090	$83,044	$91,989

Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.29	$0.66	$1.30	$1.69
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.03
Provision for income taxes per share	$0.20	$0.39	$0.81	$1.00
Depreciation and amortization per share	$0.48	$0.41	$1.81	$1.57
EBITDA per diluted share (3)	$0.98	$1.47	$3.95	$4.29

Calculation of Free Cash Flow:
Net cash flow from operating activities	$32,305	$21,352	$43,000	$54,976
Less: cash used in purchasing property and equipment	$(3,804)	$(3,053)	$(46,599)	$(39,045)
Free Cash Flow (4)	$28,501	$18,299	$(3,599)	$15,931

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)			$329,880	$322,553
Goodwill and intangible assets			$(58,486)	$(56,464)
Tangible Book Value (6)			$271,394	$266,089

Reconciliation of Book Value per diluted share
to Tangible Book Value per diluted share:
Book value per diluted share:			$15.68	$15.03
Goodwill and intangible assets per diluted share			(2.78)	(2.63)
Tangible Book Value per diluted share (7)			$12.90	$12.40

			December 31,	December 31,
			2014	2013
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)			$322,553	$296,091
Plus: Total Debt			$—	$—
Less: Cash and cash equivalents			$(77,636)	$(76,454)
Invested Capital (12)			$244,917	$219,637

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(13)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period.